Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD FOURTH QUARTER, FULL YEAR RESULTS

AUSTIN, Minn. (November 26, 2013) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2013 fourth quarter and full year.

All comparisons are to the fourth quarter or full year of fiscal 2012.

HIGHLIGHTS

Fourth Quarter

♦            Record diluted EPS of $0.58, up 18 percent from $0.49 per share

♦            Segment operating profit increased 21 percent

♦            Record dollar sales of $2.3 billion, increased 7 percent; volume up 3 percent

♦            Grocery Products operating profit up 17 percent; volume up 24 percent (volume down 2 percent excluding sales of SKIPPY® products); dollar sales up 23 percent (dollar sales up 1 percent excluding sales of SKIPPY® products)

♦            Refrigerated Foods operating profit up 30 percent; volume down 5 percent; dollar sales up 4 percent

♦            Jennie-O Turkey Store operating profit up 25 percent; volume up 8 percent; dollar sales up 7 percent

♦            Specialty Foods operating profit down 34 percent; volume down 8 percent; dollar sales down 14 percent

♦            International & Other operating profit up 82 percent; volume up 32 percent (volume up 15 percent excluding sales of SKIPPY® products); dollar sales up 38 percent (dollar sales up 18 percent excluding sales of SKIPPY® products)

Fiscal Year

♦            Record diluted EPS of $1.95, up 5 percent from diluted EPS of $1.86

♦            Segment operating profit up 6 percent

♦            Record dollar sales of $8.8 billion, up 6 percent; volume up 3 percent

♦            Grocery Products operating profit up 18 percent; volume up 29 percent (volume flat excluding sales of SKIPPY® and DON MIGUEL® products); dollar sales up 30 percent (dollar sales up 2 percent excluding sales of SKIPPY® and DON MIGUEL® products)

♦            Refrigerated Foods operating profit up 2 percent; volume down 4 percent; dollar sales up 1 percent

♦            Jennie-O Turkey Store operating profit down 7 percent; volume up 1 percent; dollar sales up 3 percent

♦            Specialty Foods operating profit up 7 percent; volume down 2 percent; dollar sales up 1 percent

♦            International & Other operating profit up 43 percent; volume up 19 percent (volume up 7 percent excluding sales of SKIPPY® products); dollar sales up 23 percent (dollar sales up 9 percent excluding sales of SKIPPY® products)

The company reported fiscal 2013 fourth quarter net earnings of $157.3 million, up 19 percent from net earnings of $132.6 million a year earlier. Diluted earnings per share for the quarter were $0.58, up 18 percent compared to $0.49 last year.  Sales for the quarter were $2.3 billion, up 7 percent from the same period in fiscal 2012.

For the year ended October 27, 2013, net earnings were $526.2 million, up 5 percent from net earnings of $500.1 million last year.  Diluted net earnings per share were $1.95, up 5 percent from diluted net earnings per share of $1.86 last year.  Sales for the year ended October 27, 2013, totaled $8.8 billion, up 6 percent from last year.

COMMENTARY

“We achieved excellent results in the fourth quarter with earnings per share growth of 18 percent and sales up 7 percent. We delivered both segment profit and sales increases in four of our five segments. We are pleased with our team’s ability to drive earnings growth through our on-going efforts to improve operational efficiencies and focus on expanding our value-added franchises, providing strong momentum heading into fiscal 2014,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“In looking at the full year, we enjoyed sales growth of 6 percent, ending the year at a record $8.8 billion.  We grew earnings per share by 5 percent, finishing at record earnings of $1.95 per share, at the upper end of our adjusted guidance range.  We broadened our portfolio with the addition of the iconic SKIPPY® brand, providing our team another excellent platform for innovation across many categories.  We continued to execute our value-added growth strategy this year with successful new product launches, including our new HORMEL® REV® snack wraps in the retail space and HORMEL® FIRE BRAISEDTM meats in the foodservice channel,” commented Ettinger.

“This morning we announced a $0.12 per share increase to the annual dividend, or 18 percent, making the annual dividend $0.80 per share in 2014. This marks the 48th consecutive year in which we have increased our dividend, consistent with our objective to deliver superior total returns to our shareholders,” stated Ettinger.

SEGMENT OPERATING HIGHLIGHTS – FOURTH QUARTER

Grocery Products (18% of Net Sales, 26% of Total Segment Operating Profit)

Grocery Products segment profit increased 17 percent.  Sales for the quarter were up 23 percent, with the addition of SKIPPY® product sales driving a large portion of the segment sales increase this quarter.  HORMEL® COMPLEATS® microwave meals, HORMEL® bacon toppings, and the HERDEZ® line of products within our MegaMex Foods joint venture contributed to the year over year sales increase as well.

Refrigerated Foods (48% of Net Sales, 32% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 30 percent through enhanced margins in our retail bacon business along with improved pork operating margins as compared to last year’s challenging pork operating environment.  Sales for the quarter were up 4 percent, led by growth in value-added products including retail sales of HORMEL® pepperoni,  HORMEL® NATURAL CHOICE® lunchmeats and LLOYDS® ribs along with foodservice sales of HORMEL® FIRE BRAISEDTM meats and HORMEL® NATURAL CHOICE® deli meats.

Jennie-O Turkey Store (20% of Net Sales, 27% of Total Segment Operating Profit)

Jennie-O Turkey Store delivered excellent results this quarter, with segment profit up 25 percent, driven by the continued sales growth of value-added products and realization of operational efficiencies throughout the supply chain. Sales for the quarter increased 7 percent, led by sales of JENNIE-O TURKEY STORE® fresh turkey chubs, turkey breakfast sausage, and turkey bacon.

Specialty Foods (9% of Net Sales, 6% of Total Segment Operating Profit)

The Specialty Foods segment posted operating profits 34 percent lower than last year with a 14 percent decrease in sales.  Lower segment results were due to the expiration of the agreement allowing Diamond Crystal Brands to sell certain sugar substitutes into foodservice trade channels.

International & Other (5% of Net Sales, 9% of Total Segment Operating Profit)

The International & Other segment posted impressive segment profits 82 percent ahead of last year, while sales grew 38 percent. Results were driven by robust export sales of our SPAM® and SKIPPY® product lines.

OUTLOOK

“We expect to deliver continued sales and earnings growth in fiscal 2014. In particular, we are looking for our Refrigerated Foods, Grocery Products, Jennie-O Turkey Store and International & Other segments to drive profit growth in fiscal 2014 as our Specialty Foods segment refocuses following the expiration of a contract representing a significant portion of our sugar substitute business.  We expect to benefit from lower grain and turkey commodity costs, while high beef input costs and uncertainty of hog supplies may offset some of those gains headed into the new year,” remarked Ettinger.  “Taking all of the relevant factors into account, we are setting our 2014 earnings guidance range at $2.17 to $2.27 per share.”

DIVIDENDS

Effective November 15, 2013, the company paid its 341st consecutive quarterly dividend, at the annual rate of $0.68.

CONFERENCE CALL

A conference call will be webcast at 8:00 a.m. CT on Tuesday, November 26, 2013. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 877-941-8609 and the access code is 4649315.  An audio replay is available by calling 800-406-7325 and entering access code 4649315.  The audio replay will be available beginning at 10:30 a.m. CT on Tuesday, November 26, 2013, through 11:59 p.m. CT on December 10, 2013.  The Webcast replay will be available at 10:30 a.m. CT, Tuesday, November 26, 2013, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P Dividend Aristocrats for 2013, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fifth year in a row. Hormel Foods has been recognized on the G.I. Jobs magazine list of America’s Top 100 Military Friendly Employers in 2012 and 2013.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 33-39 in the company’s Form 10-Q for the quarter ended July 28, 2013, which was filed with the SEC on September 6, 2013, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2013 Fourth Quarter Segment Operating Results (dollars in thousands)

	FOURTH QUARTER – 13 WEEKS ENDED

NET SALES	October 27, 2013	October 28, 2012	% Change
Grocery Products	$419,615	$340,222	23.3
Refrigerated Foods	1,108,157	1,063,941	4.2
Jennie-O Turkey Store	459,670	429,199	7.1
Specialty Foods	212,485	247,429	(14.1)
International & Other	123,275	89,393	37.9
Total	$2,323,202	$2,170,184	7.1

OPERATING PROFIT
Grocery Products	$63,476	$54,248	17.0
Refrigerated Foods	79,453	61,150	29.9
Jennie-O Turkey Store	65,550	52,232	25.5
Specialty Foods	15,975	24,093	(33.7)
International & Other	22,069	12,126	82.0
Total segment operating profit	246,523	203,849	20.9
Net interest and investment expense (income)	595	1,407	(57.7)
General corporate expense	7,466	3,389	120.3
Noncontrolling interest	1,145	1,685	(32.0)
Earnings before income taxes	$239,607	$200,738	19.4

	YEAR TO DATE – 52 WEEKS ENDED

NET SALES	October 27, 2013	October 28, 2012	% Change
Grocery Products	$1,517,557	$1,170,871	29.6
Refrigerated Foods	4,251,515	4,222,752	0.7
Jennie-O Turkey Store	1,601,868	1,549,227	3.4
Specialty Foods	932,533	924,472	0.9
International & Other	448,181	363,348	23.3
Total	$8,751,654	$8,230,670	6.3

OPERATING PROFIT
Grocery Products	$213,646	$181,251	17.9
Refrigerated Foods	232,692	228,665	1.8
Jennie-O Turkey Store	222,117	238,298	(6.8)
Specialty Foods	88,873	83,089	7.0
International & Other	71,490	49,889	43.3
Total segment operating profit	828,818	781,192	6.1
Net interest and investment expense (income)	7,482	6,339	18.0
General corporate expense	26,694	21,429	24.6
Noncontrolling interest	3,865	4,911	(21.3)
Earnings before income taxes	$798,507	$758,335	5.3

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 27, 2013	October 28, 2012	October 27, 2013	October 28, 2012

Net sales	$2,323,202	$2,170,184	$8,751,654	$8,230,670

Cost of products sold	1,937,686	1,818,405	7,338,838	6,898,819

GROSS PROFIT:	385,516	351,779	1,412,816	1,331,851

Selling, general and administrative	147,444	159,685	627,340	605,868

Equity in earnings of affiliates	2,130	10,051	20,513	38,691

OPERATING INCOME:	240,202	202,145	805,989	764,674

Other income & expenses:
Interest & investment income	2,500	1,748	4,971	6,520
Interest expense	(3,095)	(3,155)	(12,453)	(12,859)

EARNINGS BEFORE INCOME TAXES:	239,607	200,738	798,507	758,335

Provision for income taxes	81,122	66,452	268,431	253,374
(effective tax rate)	33.86%	33.10%	33.62%	33.41%

NET EARNINGS	158,485	134,286	530,076	504,961
Less: net earnings attributable to noncontrolling interest	1,145	1,685	3,865	4,911
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$157,340	$132,601	$526,211	$500,050

NET EARNINGS PER SHARE
Basic	$0.60	$0.50	$1.99	$1.90
Diluted	$0.58	$0.49	$1.95	$1.86

WEIGHTED AVG SHARES O/S
Basic	263,853	262,949	264,317	263,466
Diluted	270,208	268,149	270,224	268,891

DIVIDENDS DECLARED PER SHARE	$0.17	$0.15	$0.68	$0.60

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	October 27, 2013	October 28, 2012
	(in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$434,014	$682,388
Short-term marketable securities	-	77,387
Accounts receivable	551,500	507,041
Inventories	967,977	950,521
Income taxes receivable	-	16,460
Deferred income taxes	73,543	68,560
Prepaid expenses	13,000	12,772
Other current assets	7,379	5,555

TOTAL CURRENT ASSETS	2,047,413	2,320,684

INTANGIBLES	1,312,565	753,947

OTHER ASSETS	600,569	564,855

PROPERTY, PLANT & EQUIPMENT, NET	955,333	924,480

TOTAL ASSETS	$4,915,880	$4,563,966

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$784,009	$786,300

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	565,292	702,741

SHAREHOLDERS’ INVESTMENT	3,316,579	2,824,925

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,915,880	$4,563,966

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fifty-Two Weeks Ended
	October 27, 2013	October 28, 2012
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$530,076	$504,961
Depreciation and amortization of intangibles	124,850	119,494
Increase in working capital	(22,016)	(113,938)
Other	4,895	7,264
NET CASH PROVIDED BY OPERATING ACTIVITIES	637,805	517,781

INVESTING ACTIVITIES
Net sale of securities	77,558	-
Acquisitions of businesses/intangibles	(665,415)	(168)
Net purchases of property / equipment	(96,598)	(127,739)
(Increase) decrease in investments, equity in affiliates, and other assets	(6,619)	21,143
NET CASH USED IN INVESTING ACTIVITIES	(691,074)	(106,764)

FINANCING ACTIVITIES
Dividends paid on common stock	(174,320)	(152,204)
Share repurchase	(70,819)	(61,366)
Other	49,618	20,821
NET CASH USED IN FINANCING ACTIVITIES	(195,521)	(192,749)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	416	990
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(248,374)	219,258
Cash and cash equivalents at beginning of year	682,388	463,130
CASH AND CASH EQUIVALENTS AT END OF YEAR	$434,014	$682,388